Exhibit 99.1

Company Contact: Kelly J. Gill Chief Executive Officer 615.771-7575	Investor Relations: Charles Lynch Westwicke Partners 443.213-0504

Advocat Announces 2012 Second Quarter Results

Sequential Adjusted EBITDA growth of 73%

BRENTWOOD, TN, (August 8, 2012) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced its results for the second quarter ended June 30, 2012. For the second quarter ending June 30, 2012, the Company earned $124,000 or $0.02 per diluted common share excluding separation costs and start-up losses. On August 3, 2012, the Company declared a quarterly dividend of 5.5 cents per common share. The dividend will be paid October 12, 2012, to shareholders of record on September 30, 2012.

Second Quarter 2012 Highlights

•

Adjusted EBITDA improved to $2.7 million compared to $1.6 million in the first quarter of 2012, a 73% increase. Adjusted EBITDA adds back the negative EBITDA from the start-up of the new facility of $0.6 million and $0.4 million in the second and first quarter, respectively and factors in separation costs of $0.1 million and $0.6 million in the second and first quarter, respectively.

•	Operating income improved to $0.1 million compared to an operating loss of $(1.2) million in the first quarter of 2012.
•

Medicaid rates have continued to increase as we saw a 1.5% increase from the first quarter of 2012 and a 4.8% increase compared to last year’s second quarter. We have experienced increased patient acuity levels and benefited from rate increases in certain states.

•	Occupancy in our nursing centers increased compared to the first quarter of 2012, both including and excluding the recently opened West Virginia nursing center, to 76.8% from 76.5%.
•	Managed Care census increased to 2.4% from 2.2% and Managed Care revenues increased to 4.7% from 4.3% compared to the first quarter 2012.

CEO Remarks

Kelly Gill, CEO, commented, “For the second quarter, our EBITDA increased $1.3 million to $1.9 million compared to $0.6 million in the first quarter of 2012. This is due in large part to operational improvements during the period. Adjusted EBITDA, which takes into consideration our significant investment in start-up costs for our new nursing centers in Kentucky and West Virginia as well as certain separation costs, increased by $1.1 million to $2.7 million compared to $1.6 million in the first quarter of 2012. We expect both of these centers to be accretive to earnings in 2013.”

Mr. Gill noted, “Although our skilled mix decreased slightly from the first quarter of 2012, consistent with other industry peers, we remain focused on enhancing our high acuity patient care services, modernizing our facilities, and prudently expanding our facility portfolio. We have reached the phase of our strategic plan where we are actively seeking opportunities to grow our portfolio. We now have the ability to add and integrate additional licensed beds with greater ease increasing our operating margins while incurring only modest incremental growth in general and administrative expense.”

Mr. Gill continued, “From a development standpoint, I am very pleased the recently announced nursing center in Clinton, Kentucky has admitted its first patients and is on its way to obtaining its Medicare and Medicaid certifications. Also, our recently opened facility in West Virginia has obtained its certification and has begun to admit additional patients each day. We expect certification of the Clinton, Kentucky, facility to be completed in the next few months. As expected, our brand new, state-of-the-art West Virginia nursing center has attracted a large percentage of Medicare patients and we expect this nursing center to generate monthly positive pre-tax income before the end of 2012.”

Mr. Gill, commenting further on the company’s growth strategy, noted, “We believe that through acquisition of new nursing centers we can grow the Company’s revenue and contribution margin with only modest incremental growth in general and administrative expense. We intend to continue pursuing growth opportunities through targeted acquisitions and relationships with REIT partners.”

Other Highlights for the Second Quarter 2012

The following table summarizes key revenue and census statistics for the second quarter:

	Three Months Ended June 30
	2012		2011
Skilled nursing occupancy	76.8	%(1)	77.3%
As a percent of total census:
Medicare census	13.4%		14.6%
Managed care census	2.4%		1.9%
As a percent of total revenues:
Medicare revenues	30.8%		35.9%
Medicaid revenues	52.2%		47.7%
Managed care revenues	4.7%		3.9%
Average rate per day:
Medicare	$412.95		$464.71
Medicaid	$157.88		$150.66
Managed care	$377.76		$403.50

(1)	Skilled nursing occupancy excludes our recently opened West Virginia center. This new nursing center is licensed to operate by the state of West Virginia and during the second quarter limited its number of patients while we completed the certification process.

Patient Revenues

Patient revenues were $77.1 million in 2012 and $79.2 million in 2011. The decrease in revenue is primarily attributable to the 11.1% cut to Medicare rates implemented by CMS on October 1, 2011. Our newly opened West Virginia nursing center has received its license to operate, and more recently obtained its certification. The new nursing center contributed $0.2 million in revenue as its federal certification was in process during the second quarter of 2012.

The average Medicaid rate per patient day for 2012 increased 4.8% compared to 2011, resulting in an increase in revenue of $1.8 million. This average rate per day for Medicaid patients is the result of rate increases in certain states and increasing patient acuity levels. The average Medicare rate per patient day for 2012 decreased 11.1% compared to 2011, resulting in a net decrease in revenue of $2.6 million. This decrease is primarily attributable to the October 1, 2011 CMS implemented Medicare rate decrease of 11.1%.

Our total average daily census decreased by approximately 0.6% compared to 2011, resulting in a revenue decrease of approximately $1.4 million. We experienced an increase of $0.3 million in revenue delivery to our Medicare B patients in 2012 compared to 2011.

Expenses

We have experienced a significant amount of non-recurring start-up losses during 2012 at our two new centers. We expect both of these centers to be accretive to earnings in 2013. Our newly opened West Virginia nursing center contributed $0.6 million in start-up and additional operating expenses. Our newly leased Kentucky nursing center, that we are in the process of reopening, contributed $0.1 million in additional operating costs. We also experienced approximately $0.1 million in general and administration expense for separation and related costs.

Operating expense increased to $60.8 million in 2012 from $59.7 million in 2011, an increase of $1.1 million, or 1.8%. Operating expense increased to 78.8% of revenue in 2012, compared to 75.5% of revenue in 2011.

The largest component of operating expenses is wages, which increased to $37.6 million in 2012 from $37.4 million in 2011, an increase of $0.2 million, or 0.5%. Merit and inflationary raises for personnel were approximately 3.8% for the quarter.

Workers compensation insurance expense decreased approximately $0.1 million in 2012 compared to 2011. The decrease is the result of better claims experience in 2012 compared to 2011. Bad debt expense increased approximately $0.2 million in 2012 compared to 2011. Ancillary and nursing costs were $0.3 million lower in 2012 compared to 2011 due to lowering equipment costs through purchasing certain types of equipment that had been leased previously, lower census and our cost savings initiatives implemented in 2011 and 2012.

Professional liability expense was $2.3 million in 2012 compared to $1.1 million in 2011, an increase of $1.2 million. Our cash expenditures for professional liability costs of continuing operations were $1.7 million and $0.9 million for 2012 and 2011, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims.

General and administrative expenses were approximately $6.1 million in 2012 and 2011. Wage costs increased by $0.2 million while costs of our strategic initiatives accounted for approximately $0.2 million, including consulting services, legal and acquisition related expenses. We saw a $0.3 million increase in legal expenses and our performance-based incentive expense was $0.5 million lower in 2012. Our cost increases were offset by a $0.1 million decrease in implementation costs of Electronic Medical Records when compared to 2011.

Facility Renovations

As of June 30, 2012, the Company has completed renovations at eighteen facilities. We are developing plans for additional renovation projects. A total of $27.0 million has been spent on the renovation program to date, with $19.1 million financed through Omega, $6.1 million financed with internally generated cash, and $1.8 million financed with long-term debt.

Conference Call Information

A conference call has been scheduled for Thursday, August 9, 2012 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss second quarter 2012 results.

The conference call information is as follows:

Date:	Thursday, August 9, 2012
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.advocat-inc.com

Dial in numbers:	877.674.2413 (domestic) or 708.290.1366 (International) The Operator will connect you to Advocat Inc.’s Conference Call

A replay of the conference call will be accessible two hours after its completion through August 16, 2012 by dialing 855.859.2056 (domestic) or 404.537.3406 (international) and entering Conference ID 12343475.

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully operate the new nursing center in West Virginia, our ability to successfully license, certify and operate the new nursing center in Kentucky, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement as of October 2011 and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat provides long term care services to patients in 47 skilled nursing centers containing 5,445 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.

-Financial Tables to Follow-

ADVOCAT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$6,868	$6,692
Receivables, net	26,658	26,342
Deferred income taxes	5,572	6,041
Other current assets	4,384	6,245

Total current assets	43,482	45,320

Property and equipment, net	45,838	47,078
Deferred income taxes	11,846	10,352
Acquired leasehold interest, net	8,804	8,996
Other assets, net	4,966	4,998

TOTAL ASSETS	$114,936	$116,744

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$1,361	$1,131
Trade accounts payable	4,280	3,928
Accrued expenses:
Payroll and employee benefits	11,697	13,589
Current portion of self-insurance reserves	8,132	8,470
Other current liabilities	4,208	2,767

Total current liabilities	29,678	29,885
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	28,513	28,768
Self-insurance reserves, less current portion	13,372	12,049
Other noncurrent liabilities	17,992	18,155

Total noncurrent liabilities	59,877	58,972

PREFERRED STOCK	4,918	4,918

SHAREHOLDERS’ EQUITY	20,463	22,969

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$114,936	$116,744

ADVOCAT INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$77,092	$79,172	$154,190	$156,302

EXPENSES:
Operating	60,804	59,742	122,345	120,599
Lease	5,941	5,727	11,763	11,441
Professional liability	2,305	1,081	4,634	2,772
General and administrative	6,076	6,124	12,898	12,178
Depreciation and amortization	1,827	1,565	3,649	3,121

	76,953	74,239	155,289	150,111

OPERATING INCOME (LOSS)	139	4,933	(1,099)	6,191

OTHER INCOME (EXPENSE):
Equity in net losses of investee	(32)	—	(32)	—
Interest expense, net	(703)	(582)	(1,403)	(1,033)
Debt retirement costs	—	—	—	(112)

	(735)	(582)	(1,435)	(1,145)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(596)	4,351	(2,534)	5,046

BENEFIT (PROVISION) FOR INCOME TAXES	165	(1,412)	868	(1,661)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(431)	2,939	(1,666)	3,385

DISCONTINUED OPERATIONS	(2)	(2)	(143)	(10)

NET INCOME (LOSS)	(433)	2,937	(1,809)	3,375
Less: income attributable to noncontrolling interests	(15)	—	(93)	—

NET INCOME (LOSS) ATTRIBUTABLE TO ADVOCAT INC.	(448)	2,937	(1,902)	3,375

PREFERRED STOCK DIVIDENDS	(86)	(86)	(172)	(172)

NET INCOME (LOSS) FOR ADVOCAT INC. COMMON SHAREHOLDERS	$(534)	$2,851	$(2,074)	$3,203

NET INCOME (LOSS) PER COMMON SHARE FOR ADVOCAT INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$(0.09)	$0.49	$(0.33)	$0.56
Discontinued operations	—	—	(0.03)	—

	$(0.09)	$0.49	$(0.36)	$0.56

Per common share – diluted
Continuing operations	(0.09)	$0.48	(0.33)	$0.54
Discontinued operations	—	—	(0.03)	—

	$(0.09)	$0.48	$(0.36)	$0.54

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,825	5,778	5,810	5,765

Diluted	5,825	5,934	5,810	5,906

ADVOCAT INC.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended
	June 30, 2012	March 31, 2012
	(Unaudited)	(Unaudited)
Net income (loss)	$(433)	$(1,376)
Loss (income) from discontinued operations	2	141
Income tax provision (benefit)	(165)	(703)
Interest expense, net	704	702
Depreciation and amortization	1,827	1,822

EBITDA	$1,935	$586
EBITDA adjustments:
Separation and related costs (a)	$102	$594
New facility start-up negative EBITDA (b)	648	376

Adjusted EBITDA	$2,685	$1,556

ADVOCAT INC.

RECONCILIATION OF NET INCOME (LOSS) FOR ADVOCAT INC. COMMON

SHAREHOLDERS TO ADJUSTED NET INCOME (LOSS) FOR ADVOCAT INC. COMMON

SHAREHOLDERS

(In thousands, except per share data)

	For the Three Months Ended
	June 30, 2012	March 31, 2012
	(Unaudited)	(Unaudited)
Net income (loss) for Advocat Inc. Common shareholders	$(534)	$(1,540)
Adjustments:
Separation and related costs (a)	102	594
New facility start-up losses (c)	895	552
Tax impact of above adjustments (d)	(339)	(390)

Adjusted Net income (loss) for Advocat Inc. common shareholders	$124	$(784)

Adjusted Net income (loss) for Advocat Inc. common shareholders:
Basic	$0.02	$(0.14)

Diluted	$0.02	$(0.14)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	5,825	5,795

Diluted	5,915	5,795

(a)	Represents the separation and related costs of Advocat Inc.
(b)	Represents the negative EBITDA associated with the new facility and venture start-ups of Advocat Inc. related primarily to the start-up of our Rose Terrace nursing center in West Virginia, our new nursing center in Clinton, Kentucky and Advocat Inc.’s Pharmacy joint venture partnership.
(c)	Represents new facility and venture start-up losses incurred by Advocat Inc. related primarily to the start-up of our Rose Terrace nursing center in West Virginia, our new nursing center in Clinton, Kentucky and Advocat Inc.’s Pharmacy joint venture partnership.
(d)	Represents tax provision of 34% for the cumulative adjustments for each period.

ADVOCAT INC.

FUNDS PROVIDED BY OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME (LOSS)	$(433)	$2,937	$(1,809)	$3,375
Discontinued operations	(2)	(2)	(143)	(10)

Net income (loss) from continuing operations	(431)	2,939	(1,666)	3,385
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	1,827	1,565	3,649	3,121
Provision for doubtful accounts	804	625	1,688	1,194
Deferred income tax provision (benefit)	(737)	964	(998)	1,073
Provision for self-insured professional liability, net of cash payments	478	(60)	1,307	6
Other	184	352	439	791

FUNDS PROVIDED BY OPERATIONS	$2,125	$6,385	$4,419	$9,570

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$0.36	$1.11	$0.76	$1.66

Diluted	$0.36	$1.08	$0.75	$1.62

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	5,825	5,778	5,810	5,765

Diluted	5,915	5,934	5,905	5,906

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, net interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for separation and related costs and negative EBITDA of start-up facilities and business ventures. We define Adjusted Net income (loss) for Advocat Inc. common shareholders as Net income (loss) for Advocat Inc. common shareholders adjusted for separation and related costs and start-up losses associated with our new facilities and business ventures.

Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) for Advocat Inc. common shareholders are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

ADVOCAT INC.

SELECTED OPERATING STATISTICS

JUNE 30, 2012

(Unaudited)

Region (Note 1)			For the Three Months Ended June 30, 2012
	As of June 30, 2012		Skilled Nursing Weighted Average Daily Census	Occupancy (Note 2)		Medicare Utilization	2012 Q2 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
	Licensed Nursing Beds	Available Nursing Beds		Licensed Nursing Beds	Available Nursing Beds
Alabama	790	783	705	89.2%	90.0%	15.0%	$15.0	$427.74	$175.67
Arkansas	1,311	1,157	899	68.6%	77.7%	16.6%	16.6	374.85	158.77
Kentucky	778	745	695	89.3%	93.3%	11.7%	14.5	421.97	184.91
Tennessee	617	576	488	79.1%	84.7%	15.8%	9.4	399.63	146.83
Texas	1,859	1,669	1,328	71.4%	79.6%	10.4%	21.6	444.78	136.19

Total	5,355	4,930	4,115	76.8%	83.4%	13.4%	$77.1	$412.95	$157.88

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes nursing centers in Ohio and West Virginia.
Note 2:	The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis. Licensed Nursing Beds, Available Nursing Beds, Skilled Nursing Weighted Average Daily Census and Occupancy excludes our recently opened West Virginia nursing center. This new nursing center is licensed to operate by the state of West Virginia and during the second quarter limited its number of patients while we completed the Medicare and Medicaid certification process
Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

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